Exhibit 99.1

IAS Announces Completion of Acquisition by Novacap

NEW YORK, Dec. 23, 2025 /PRNewswire/ – Integral Ad Science, a leading global media measurement and optimization platform, today announced the successful completion of its acquisition by Novacap, a leading North American private equity firm, in an all-cash transaction that values IAS at approximately $1.9 billion.

“We’re excited to officially enter IAS’s next chapter as a private company, with the support and resources to enhance our leadership in global media measurement and optimization and provide even greater value for our customers around the world,” said Lisa Utzschneider, CEO of IAS. “Our AI-powered platform is already setting the standard for trust and transparency in digital media quality and, with Novacap, we will be well positioned to move even faster to deliver breakthrough solutions that help brands succeed in a complex digital world.”

“IAS is a category leader with significant opportunity to build on their momentum, and we’re thrilled to fuel their continued growth on the path ahead,” said Samuel Nasso, Partner, Technologies, at Novacap. “We look forward to working closely with Lisa and the talented team of IAS employees, with a focus on investing in innovation, scaling globally, and creating transformative value for advertisers and publishers.”

Under the terms of the agreement, IAS shareholders will receive $10.30 in cash for each share of IAS common stock they own. With the completion of the transaction, IAS common stock has ceased trading and IAS will no longer be publicly listed on the Nasdaq Stock Market.

Advisors
Jefferies LLC is serving as exclusive financial advisor to IAS, and Kirkland & Ellis is serving as legal advisor to IAS.

Evercore is serving as financial advisor to Novacap, and Willkie Farr & Gallagher LLP is serving as legal advisor to Novacap.

About IAS
Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry’s most actionable data to drive superior results for the world’s largest advertisers, publishers, and media platforms. IAS’s software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments, while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality. For more information, visit integralads.com

About Novacap
Novacap is a leading North American private equity investor and one of Canada’s most experienced private equity firms. Founded in 1981 to partner with visionary entrepreneurs, Novacap focuses on control buyouts of middle market and lower-middle market companies across four core strategies: Technologies, Digital Infrastructure, Industries and Financial Services. Novacap combines deep sector expertise and strategic and operational excellence to partner with entrepreneurs and management teams. Since its inception, the firm has made primary and add-on investments in more than 250 companies. With over US $10 billion in assets under management and a presence across offices in Montreal, Toronto, and New York, Novacap accelerates value creation through strategic growth initiatives and a strong focus on execution. For more information, please visit www.novacapcorp.com.
Contacts:

Integral Ad Science (IAS)
Tricia Mifsud
press@integralads.com

Novacap
Renata Kappaun
Senior Advisor, Communications
(514) 234 4152
rkappaun@novacap.ca